Exhibit 99.1

Simon Property Group Class C Shareholder to Convert Holdings into Common Shares

INDIANAPOLIS, Aug. 18 /PRNewswire-FirstCall/ — Simon Property Group, Inc. (the “Company”) (NYSE: SPG) today announced that an entity controlled by Edward J. DeBartolo, Jr. has elected to convert its holdings of 4,000 shares of Class C common stock into 4,000 Class A common shares as permitted in the Company’s charter. The shares held by Mr. DeBartolo’s entity represented all of the outstanding Class C common shares. Upon conversion, all shares of Class C common stock were retired and cancelled and will not be reissued.

As a result of the conversion, the Class C shareholder’s director designees, M. Denise DeBartolo York and Fredrick W. Petri, have resigned from the Company’s Board, and the Class C shareholder no longer has the right to appoint two directors.

David Simon, Chairman and Chief Executive Officer, said, “We are grateful for Ms. York’s and Mr. Petri’s many years of dedicated service to the Company and we wish them well in their future endeavors.”

About Simon Property Group

Simon Property Group, Inc. is an S&P 500 company and the largest public U.S. real estate company. Simon is a fully integrated real estate company which operates from five retail real estate platforms: regional malls, Premium Outlet Centers(R), The Mills(R), community/lifestyle centers and international properties. It currently owns or has an interest in 383 properties comprising 261 million square feet of gross leasable area in North America, Europe and Asia. The Company is headquartered in Indianapolis, Indiana and employs more than 5,000 people worldwide. Simon Property Group, Inc. is publicly traded on the NYSE under the symbol SPG. For further information, visit the Company’s website at www.simon.com.

SOURCE Simon Property Group, Inc.

/CONTACT: Investors, Shelly Doran, +1-317-685-7330, or Media, Les Morris, +1-317-263-7711, both of Simon Property Group, Inc./

/Web site: http://www.simon.com /